CONSENT OF MICHAEL P. RICHARDSON, P.E.

I hereby consent to the incorporation by reference of the mineral reserve estimates and other analyses performed by me in my capacity as an independent consultant to Rare Element Resources Ltd. (the "Company"), which are set forth in the Company's Transition Report on Form 10-K for the six-month period ended December 31, 2012, in the Company's Registration Statements on Form S-8 (Nos. 333-170022 and 333-184983), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

Date: March 15, 2013

Michael P. Richardson, P.E.


COLORADO REGISTERED
MICHAEL P. RICHARDSON
33279
PROFESSIONAL ENGINEER

Name: Michael P. Richardson, P.E.